Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and among Peter Poli (“Executive”) and Track Group, Inc., a Delaware corporation (the “Company”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, reference is made to that certain Executive Employment Agreement between the Parties made and entered into on December 12, 2016, as amended on December 13, 2017 (together, the “Employment Agreement”); and

WHEREAS, the Parties agree and acknowledge that Executive’s employment with the Company shall end effective as of March 31, 2024 (the “Separation Date”) as the result of the Parties’ mutually agreed upon separation, and appointment to the Board of Directors effective on the day following the Separation Date, each as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.      Separation from Employment. Executive’s employment with the Company shall end as of the Separation Date. As a result, as of the Separation Date, Executive will no longer be employed by the Company, each of its subsidiaries and affiliates, or any other Released Party, as such term is defined below (collectively, “Subsidiaries”). Executive acknowledges and agrees that, effective as of the Separation Date, Executive’s employment as an employee and/or officer of the Company and each of its Subsidiaries shall terminate.

2.      Separation Benefits. Provided that Executive (x) executes this Agreement on or before the Separation Date and returns a copy of this Agreement that has been executed by Executive to the Company so that it is received by Derek Cassell at the Company no later than April 1, 2024; (y) does not revoke his acceptance of this Agreement pursuant to Section 8 below; and (z) complies with all terms and conditions set forth in this Agreement, then Executive shall receive the following:

(a)    COBRA Payments. If Executive timely and properly elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) similar in the amounts and types of coverage provided by the Company to Executive prior to the Separation Date, then for a period of 12 months following the Separation Date, the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage ; provided, however, that Executive’s rights to such reimbursements under this Section 2(a) shall terminate at the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall immediately notify the Company in the event that Executive becomes so eligible) and such coverage becomes effective (so long as Executive elects such coverage upon his first opportunity to do so). Notwithstanding anything in the preceding provisions of this Section 2(a) to the contrary, the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage;

(b)    Appointment to the Board. Executive shall be appointed to the Board of Directors of the Company (“Board”), filling an existing vacancy, and such service as a director on the Board shall continue until his successor is duly elected and qualified, or until the next annual meeting of stockholders. As a director on the Board, Executive shall be entitled to receive compensation as a director on the Board pursuant to the Company’s Board compensation policy currently or then in effect. Executive agrees and acknowledges that he shall assist his successor as the Chief Financial Officer with the drafting and timely filing of the Company’s Quarterly Report on Form 10-Q for the period ending on the Separation Date.

Executive acknowledges and agrees that the consideration described in this Section 2 represents the entirety of the consideration Executive is eligible to receive as separation pay and benefits from the Company and any other Subsidiary, and that Executive was not entitled to such pay, benefits or appointment but for his timely entry into (and non-revocation of his acceptance of) this Agreement and compliance with the terms herein. Executive further acknowledges and agrees that, other than with respect to the benefits set forth in this Section 2, Executive has forfeited his entitlement to any severance or other benefits or consideration described in the Employment Agreement or otherwise held by Executive but unvested as of the time immediately before the Separation Date.

3.      Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company or any other Subsidiary, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company or any other Subsidiary, including all payments arising out of all incentive plans and any other bonus arrangements (including as set forth in the Employment Agreement). Notwithstanding the foregoing, Executive remains entitled to receive (if still unpaid as of the date that Executive signs this Agreement) Executive’s base salary for services performed in the pay period in which the Separation Date occurred. For the avoidance of doubt, Executive acknowledges that: (i) Executive had no right to the consideration described in Section 2 above (or any portion thereof) but for Executive’s entry into this Agreement and satisfaction of the terms herein; and (ii) Executive has no further or future right to any severance pay or benefits from the Company or any other Subsidiary, and the Company and the other Subsidiaries have no further or future obligations with respect to (and Executive has no further rights with respect to) any annual bonus or severance payment.

4.       Release of Liability for Claims.

(a)    For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive hereby forever releases, discharges and acquits the Company, each Subsidiary and other Company affiliate, and each of the foregoing entities’ respective predecessors, successors, equityholders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (each a “Released Party” and, collectively, the “Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to or arising from Executive’s ownership of any interest in the Company or any other Released Party, Executive’s employment or engagement with any Released Party, the termination of such employment or engagement, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) any other local, state or federal law, regulation or ordinance; or (I) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any awards under any incentive compensation plan or equity- based plan with any Released Party or to any ownership interest in any Released Party (other than the 187,241 shares registered under the Executive’s name with AST); (iv) any claim, whether direct or derivative, arising from, or relating to, Executive’s status as a holder of any shares or interests in any Released Party; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)    For the avoidance of doubt, nothing in this Agreement releases Executive’s rights to receive payments or benefits pursuant to Section 2 of this Agreement. Further, in no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) rights to indemnification or expense advancement from the Company pursuant to the Company bylaws or similar governing documents, and rights under directors’ and officers’ insurance policies maintained by the Company; or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement or the Employment Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, or making disclosures to, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”), and nothing herein will require Executive to inform any Released Party that he has made such a charge, complaint or disclosure or that he is engaging in such cooperation. This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency. Further, this Agreement does not release Executive’s right to seek unemployment insurance or workers’ compensation benefits. Nothing in this Agreement is intended to forfeit Executive’s ownership of (or waive Executive’s future rights with respect to) any vested shares of Common Stock owned by the Executive as of the date prior to the Separation Date.

(c)    In entering into this Agreement, Executive expressly represents and warrants that Executive has not committed any criminal or other unlawful act toward, or in the course of performing duties for, the Company or any of its affiliates. In express reliance upon, and conditioned upon the accuracy of, Executive’s representation and warranty in the immediately preceding sentence, the Company hereby waives any and all claims, damages, or causes of action of any kind related to or arising from Executive’s employment or engagement with any Released Party, the termination of such employment or engagement, and any other acts or omissions related to any matter occurring on or prior to the date that the Company executes this Agreement, including (i) any alleged violation through such time of any local, state or federal law, regulation or ordinance or any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Company Released Claim; (iii) any breach of employment contract or other agreement (including the Employment Agreement) incentive compensation plan or equity-based plan with any Released Party; or (iv) any claim not expressly set forth in this Agreement (collectively, the “Company Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Company is simply agreeing that, in exchange for any consideration received by the Company hereunder, any and all potential claims of this nature that the Company may have against Executive, regardless of whether they actually exist, are expressly settled, compromised and waived. SUBJECT TO THE FIRST SENTENCE OF THIS PARAGRAPH, THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF EXECUTIVE.

5.     Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time he signs this Agreement, he has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim. The Company represents and warrants that, as of the time it signs this Agreement, it has not made any assignment, sale, delivery, transfer or conveyance of any rights it has asserted or may have against Executive with respect to any Company Released Claim.

6.      Affirmation of Restrictive Covenants. Executive acknowledges and agrees that in connection with Executive’s employment with the Company, Executive has obtained Confidential Information, as defined in Exhibit C to the Employment Agreement (“Confidentiality Agreement”) and that Executive has continuing obligations under the terms of the Confidentiality Agreement. In addition, Executive has agreed not to compete with the Company for a period of 12 months following Executive’s termination of employment (“Non-Compete Agreement”). In entering into this Agreement, Executive acknowledges the validity, binding effect and enforceability of the Confidentiality Agreement and Non-Compete Agreement and expressly reaffirms Executive’s commitment to abide by such provisions of the Confidentiality Agreement and Non-Compete Agreement, and promises to do so; provided, however, the obligation to comply with the Non-Compete Agreement shall terminate 12 months after Executive is no longer serving on the Board.

7.      Advice to Consult with Counsel; Executive’s Acknowledgments. This is an important legal document, and Executive is advised to consult with a lawyer of his choosing before entering into this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has carefully read this Agreement;

(b)    Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period.

(c)    Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled;

(d)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice before signing this Agreement, and Executive represents that has had an adequate opportunity to do so prior to executing this Agreement;

(e)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of his own free will, and that Executive understands and agrees to each of the terms of this Agreement;

(f)    The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)    No Released Party has provided any tax or legal advice regarding this Agreement and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

8.      Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Derek Cassell at derek.cassell@trackgrp.com on or before the end of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 4 will be of no force or effect, Executive will not receive the payments, benefits or consideration set forth in Section 2, and the remainder of this Agreement will remain in full force and effect.

9.       Governing Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

10.     Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Released Party with regard to the subject matter hereof.

12.    Dispute Resolution. Any dispute, controversy or claim between Executive, on the one hand, and the Company or any other Released Party, on the other hand, arising out of or relating to this Agreement shall be subject to the dispute resolution provisions set forth in Sections 12 and 16 of the Employment Agreement, which provisions are hereby incorporated by reference. IN ENTERING INTO THIS AGREEMENT, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO JURY TRIAL.

13.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a party to this Agreement shall be a third-party beneficiary of Sections 3, 4, 5, 6, 12, and 14 (to the extent such Sections reference such Released Party), and entitled to enforce such provisions as if it were a party hereto.

14.    Return of Property. Executive represents and warrants that he will, upon the request of the Chief Executive Officer, but in no event later than 60 days following the Separation Date, return to the Company all property belonging to the Company or any of its affiliates, including all computer files, electronically stored information, computers and other materials and items provided to him by the Company or any of its affiliates in the course of his employment, and Executive further represents and warrants that upon return, he shall not maintain a copy of any such materials or items in any form.

15.    Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

16.    Headings; References; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

17.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Executive has executed this Agreement and the Company, has caused this Agreement to be executed by its duly authorized officer as of the dates set forth below, effective for all purposes as provided above.

EXECUTIVE

/s/ Peter Poli
Peter Poli

Date:	March 21, 2024

TRACK GROUP, INC.

By:	/s/ Derek Cassell
Name:	Derek Cassell
Title:	Chief Executive Officer

Date:	March 21, 2024

SIGNATURE PAGE TO SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS